Exhibit 99.1

Stock Yards Bancorp Reports Record Second Quarter 2018 Earnings of $13.6 Million or $0.59 Per Diluted Share

Strong Growth in Interest Income Continues, Reflecting Ongoing Momentum in Loan Growth

LOUISVILLE, Ky.--(BUSINESS WIRE)--July 25, 2018--Stock Yards Bancorp, Inc. (NASDAQ: SYBT), parent company of Stock Yards Bank & Trust Company, with offices in the Louisville, Indianapolis and Cincinnati metropolitan markets, today reported results for the second quarter and six months ended June 30, 2018. Total revenue, comprising net interest income and non-interest income, was $40.1 million for the second quarter of 2018 compared with $38.2 million for the first quarter of 2018 and $36.8 million for the second quarter of 2017. Net income for the second quarter of 2018 totaled $13.6 million or $0.59 per diluted share compared with $13.4 million or $0.58 per diluted share for the first quarter of 2018 and $10.6 million or $0.46 per diluted share for the second quarter of 2017.

(dollar amounts in thousands, except per share data)	2Q18	1Q18	2Q17
Net interest income	$28,674	$27,309	$25,245
Provision for loan losses	1,235	735	600
Non-interest income	11,435	10,909	11,525
Non-interest expense	22,136	21,027	21,209
Net income before income taxes	16,738	16,456	14,961
Income tax expense	3,159	3,052	4,359
Net income	$13,579	$13,404	$10,602
Net income per share, diluted	$0.59	$0.58	$0.46
Net interest margin	3.88%	3.79%	3.60%
Efficiency ratio	55.07%	54.89%	57.37%
Common equity Tier 1 capital ratio	12.18%	12.16%	12.51%
Annualized return on average equity	15.94%	16.15%	13.12%
Annualized return on average assets	1.74%	1.76%	1.42%

Key highlights of the Company's performance for the second quarter of 2018 included:

  Ongoing and exceptional loan growth, which increased the Company's loan portfolio 3% on a sequential-quarter basis and 12% year over year;
  A higher net interest margin, reflecting both increased volume and rate;
  A continuation of historically strong credit quality metrics;
  Another solid performance by the Wealth Management and Trust Group; and
  The benefit of a lower marginal tax rate.

"Our results for the period – the second consecutive quarter of record growth – clearly show the strong earnings power of the Company and the potential for attractive and predictable income expansion in the future," said David P. Heintzman, Chairman and Chief Executive Officer. "The key levers driving earnings continue to be remarkable loan growth together with historically strong credit quality, an improving net interest margin and solid revenue contributions from our fee-based services. Importantly, our results underscore our strategies for steady, organic growth over the long term – building our business one relationship at a time – a way of doing business that continues to distinguish Stock Yards Bancorp from the competition and differentiate our company's performance from peer community banks."

Commenting on loan growth, Ja Hillebrand, President, said, "We were very pleased to see the momentum that has characterized our lending activities over the past several years extend into the second quarter of 2018. With this continued progress, both loan production and loan growth reached a record level for the first half of the year, significantly outpacing the previous high point set two years ago. In turn, this growth, along with the impact of higher interest rates, provided a significant stimulus to interest income, which increased $5.0 million or 18% compared with the second quarter of 2017.

"As has been the case for some time, our growth reflects ongoing success in core loan categories, particularly commercial real estate and commercial and industrial loans," Hillebrand continued. "Notably, all three of our markets have participated in our overall growth, and while Louisville remains the largest of these, we are especially pleased with the accelerating performance of our Indianapolis market. As we look toward the second half of the year, and knowing that the late summer months are a seasonally slower period for us, we continue to believe that our current loan pipeline positions us to grow our total loan portfolio for the year in the range of mid- to high-single digits, unchanged from the outlook we expressed last quarter."

As previously announced, Hillebrand will assume the responsibilities of Chief Executive Officer of the Company and the Bank, effective October 1, 2018, succeeding Heintzman as he moves into the role of Executive Chairman of the Board.

Non-interest income remained strong in the second quarter, representing 29% of total revenue, adding diverse revenue streams to augment net interest income and helping provide a platform for attractive and predictable long-term growth. The Wealth Management and Trust Group, with $2.9 billion of assets under management, remained the dominant source of fee income, contributing 47% of total non-interest income in the second quarter. Wealth management and trust continues to benefit from the addition of new customer relationships as well as the strong performance of the stock market. Wealth management and trust expects revenue for the full year to increase in the range of 4%-6%. On the other hand, a general slowdown in mortgage banking continues to weigh on its revenue, as rates have risen and housing inventory remained tight.

The Company noted that second quarter results also benefited from recent tax reform. With the implementation of the Tax Cuts and Jobs Act of 2017, the Company's effective tax rate decreased to 18.9% from 29.1% in the second quarter of 2017.

Concluding, Heintzman said, "We are pleased with the Company's noteworthy progress and financial results through the first half, which not only continue a solid trend, but also position us to achieve another great year. This progress reflects strong underpinnings, like organic loan growth, improved margins, diversified revenue sources, and exceptional credit quality, all occurring across three vibrant markets – each where we have significant opportunities for ongoing expansion. As I look toward my retirement at the end of 2018, I am grateful for what we, as a company, have accomplished, including the creation of a strong and service-oriented culture and the internal development of talent within our organization, as we have nurtured the legacy passed down to me 14 years ago. These foundational traits allow us to approach with great confidence the transition in leadership to Ja and his team on October 1, 2018. We believe that Stock Yards Bancorp is well positioned to reach new heights, and we are confident in Ja's abilities to build on our long and distinguished heritage."

Second Quarter 2018 Compared with Second Quarter 2017

Total assets increased $197 million or 6% to $3.32 billion.

  This primarily reflected ongoing growth in the Company's loan portfolio, which rose $268.3 million or 12%.

Total deposits increased $62 million or 2% to $2.54 billion.

  This reflected an increase in all deposit categories except money market deposits.
  Core deposits, which exclude brokered deposits and time deposits greater than $250,000, were 98% of total deposits.

Asset quality, which has trended within a narrow range over the past several years, remained at historically strong levels.

  Non-performing loans (NPLs) were $7.4 million or 0.29% of total loans outstanding versus $6.1 million or 0.26% of total loans outstanding.
  Non-performing assets (NPAs), which include NPLs along with other real estate owned (OREO) and repossessed assets, were $7.7 million or 0.23% of total assets versus $9.3 million or 0.30% of total assets.
  Net charge-offs remained at a reasonably low level relative to average loans outstanding.
  Reflecting many factors, including growth in the loan portfolio and qualitative considerations, the loan loss provision increased $635 thousand.
  The allowance for loan losses relative to total loans decreased 13 basis points to 0.96%.

The Company remained "well capitalized" – the highest capital rating for financial institutions.

  Total equity to assets was 10.40% and tangible common equity ratio was 10.35% (tangible common equity is a non-GAAP financial measure; see reconciliation of total stockholders' equity to tangible common equity and total assets to tangible assets later in this release).
  Even with its strong capital position, the Company still produces industry-leading returns on equity due to its superior earnings performance.
  Stock Yards Bancorp continues to pursue strategies to enhance stockholder value, including a substantial and sustained dividend payout ratio. In May 2018, Stock Yards Bancorp's Board of Directors maintained its quarterly cash dividend at $0.23 per common share.

Net interest income – the Company's largest source of revenue – increased approximately $3.4 million or 14% to $28.7 million.

  Interest income rose $5.0 million or 18%. Much of this increase reflected higher volume driven by strong momentum in loan growth, and the remainder was due to higher rates on interest-earning assets.
  As expected, interest expense remained under rate pressure due to rising deposit costs, which is expected to increase over the balance of 2018 due to competition for deposits. Given these circumstances, management anticipates that the impact of the prime rate increase in June 2018 will be revenue neutral. As of June 30, 2018, the Company's 12-month deposit beta was 47% of the movement in the prime rate, and management expects that to increase.
  Net interest margin increased 28 basis points to 3.88%. These improvements primarily reflected the positive impact of three increases in the prime rate during 2017 along with the first one in 2018.
  Approximately 40% of the Company's loans are priced at variable rates, so future rate increases will benefit this part of the portfolio. The remainder of the portfolio is priced at fixed rates, and as these loans renew and new loans originate, pricing will be subject to competitive conditions and prevailing interest rates. Fixed-rate pricing is generally indexed to the five-year treasury rate, and as the yield curve continues to flatten, fixed-rate loans may not provide a significant lift in yields.

Non-interest income decreased $90 thousand or 1% to $11.4 million.

  This was due primarily to a reduction in income from bank owned life insurance as well as fee income from mortgage banking, both of which were partially offset by higher revenue from wealth management and trust services and fees from debit and credit cards.

Non-interest expense increased $0.9 million or 4% to $22.1 million.

  This increase primarily reflected higher compensation expense, which included incentive compensation related to loan production and company performance. Also increasing were employee benefits, due to higher health insurance costs, employment taxes and retirement plan expenses, technology and communications costs, and marketing and business development expenses.
  These increases were partially offset by a reduction in amortization/impairment of investment in tax credit partnerships due to the irregular timing of such opportunities, which can cause corresponding expenses and tax benefits to vary widely.

The Company's effective tax rate decreased to 18.9% from 29.1%.

  The decrease reflected lower marginal tax rates resulting from tax reform in December 2017.
  The year-earlier effective tax rate benefited from significantly more tax savings related to investments in tax credit partnerships and stock-based compensation deductions.

Second Quarter 2018 Compared with First Quarter 2018

Total assets increased $38 million or 1%.

  This primarily reflected ongoing growth in the Company's loan portfolio, which rose $65.6 million or 3%.

Total deposits decreased $33 million.

  This reflected a seasonal decline in most deposit categories other than time deposits and non-interest-bearing demand deposits.

Asset quality remained at historically strong levels on a sequential-quarter basis.

  Reflecting the successful resolution of several non-accrual loans, NPLs declined to $7.4 million or 0.29% of total loans outstanding versus $12.3 million or 0.49% of total loans outstanding.
  NPAs were $7.7 million or 0.23% of total assets versus $12.6 million or 0.38% of total assets.
  Net charge-offs declined.
  The loan loss provision increased $500 thousand to $1.2 million for reasons mentioned earlier.
  The allowance for loan losses relative to total loans was unchanged at 0.96%.

Net interest income increased approximately $1.4 million or 5%.

  Interest income rose $2.3 million or 8%, reflecting both volume and rate.
  Interest expense rose 37% as the Company boosted deposit rates in early May and late June.
  Net interest margin increased nine basis points to 3.88%.

Non-interest income increased $526 thousand or 5%.

  This primarily reflected higher other non-interest income, fee income from debit and credit cards and mortgage banking, which were more than offset by a slight decline in revenue from wealth management and trust services following a better-than-expected performance in the first quarter.

Non-interest expense increased $1.1 million or 5%.

  This increase primarily reflected higher compensation expense, marketing and business development, and other non-interest expense. These increases were partially offset by a reduction in employee benefits.

The Company's effective tax rate increased to 18.9% from 18.5%.

About the Company

Louisville, Kentucky-based Stock Yards Bancorp, Inc., with $3.3 billion in assets, was incorporated in 1988 as a bank holding company. It is the parent company of Stock Yards Bank & Trust Company, which was established in 1904. The Company's common shares trade on the NASDAQ Global Select Market under the symbol SYBT.

The following table provides a reconciliation of total stockholders' equity, in accordance with US GAAP, to tangible common equity, which is a non-GAAP financial measure. The Company provides the tangible common equity ratio, in addition to those defined by banking regulators, because of its widespread use by investors to evaluate capital adequacy.

Tangible Common Equity Ratio (Dollars in thousands)

	June 30, 2018	March 31, 2018	June 30, 2017
Total stockholders' equity	$345,515	$337,702	$326,500
Less goodwill	(682)	(682)	(682)
Less core deposit intangible	(1,139)	(1,182)	(1,313)
Tangible common equity	$343,694	$335,838	$324,505

Total assets	$3,323,840	$3,285,480	$3,126,762
Less goodwill	(682)	(682)	(682)
Less core deposit intangible	(1,139)	(1,182)	(1,313)
Tangible assets	$3,322,019	$3,283,616	$3,124,767

Total stockholders' equity to total assets	10.40%	10.28%	10.44%
Tangible common equity ratio	10.35%	10.23%	10.38%

This report contains forward-looking statements under the Private Securities Litigation Reform Act that involve risks and uncertainties. Although the Company's management believes the assumptions underlying the forward-looking statements contained herein are reasonable, any of these assumptions could be inaccurate. Therefore, there can be no assurance the forward-looking statements included herein will prove to be accurate. Factors that could cause actual results to differ from those discussed in forward-looking statements include, but are not limited to: economic conditions both generally and more specifically in the markets in which the Company and its subsidiaries operate; competition for the Company's customers from other providers of financial services; government legislation and regulation, which change from time to time and over which the Company has no control; changes in interest rates; material unforeseen changes in liquidity, results of operations, or financial condition of the Company's customers; and other risks detailed in the Company's filings with the Securities and Exchange Commission, all of which are difficult to predict and many of which are beyond the control of the Company. See Risk Factors outlined in the Company's Form 10-K for the year ended December 31, 2017.

Stock Yards Bancorp, Inc. Financial Information (unaudited)
Second Quarter 2018 Earnings Release
(In thousands unless otherwise noted)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Income Statement Data
Net interest income, fully tax equivalent (1)	$28,759	$25,447	$56,161	$50,851
Interest income:
Loans	$29,456	$24,364	$56,518	$48,446
Federal funds sold and interest bearing deposits	163	276	431	410
Mortgage loans held for sale	44	53	79	97
Securities	2,341	2,333	4,720	4,728
Total interest income	32,004	27,026	61,748	53,681
Interest expense:
Deposits	2,674	1,481	4,751	2,644
Securities sold under agreements to repurchase and other short-term borrowings	427	61	550	115
Federal Home Loan Bank (FHLB) advances	229	239	464	471
Total interest expense	3,330	1,781	5,765	3,230
Net interest income	28,674	25,245	55,983	50,451
Provision for loan losses	1,235	600	1,970	1,500
Net interest income after provision for loan losses	27,439	24,645	54,013	48,951
Non-interest income:
Wealth management and trust services	5,344	5,153	10,844	10,247
Deposit service charges	1,447	1,516	2,858	3,015
Debit and credit cards	1,689	1,514	3,197	2,920
Treasury management	1,113	1,082	2,160	2,104
Mortgage banking	746	897	1,322	1,599
Net investment product sales commissions and fees	397	357	801	743
Bank owned life insurance	191	556	378	760
Other non-interest income	508	450	784	759
Total non-interest income	11,435	11,525	22,344	22,147
Non-interest expense:
Compensation	11,703	10,566	22,673	21,235
Employee benefits	2,512	2,282	5,145	5,024
Net occupancy and equipment	1,811	1,782	3,629	3,689
Technology and communication	2,264	2,120	4,460	3,968
Marketing and business development	805	687	1,451	1,132
Postage, printing, and supplies	400	382	791	753
Legal and professional	504	642	997	1,071
FDIC insurance	238	244	480	474
Amortization/impairment of investments in tax credit partnerships	58	615	58	1,231
Capital and deposit based taxes	862	766	1,714	1,530
Other non-interest expenses	979	1,123	1,765	2,097
Total non-interest expense	22,136	21,209	43,163	42,204
Net income before income tax expense	16,738	14,961	33,194	28,894
Income tax expense	3,159	4,359	6,211	7,501
Net income	$13,579	$10,602	$26,983	$21,393

Weighted average shares - basic	22,625	22,538	22,601	22,515
Weighted average shares - diluted	22,979	22,996	22,975	22,998

Net income per share, basic	$0.60	$0.47	$1.19	$0.95
Net income per share, diluted	0.59	0.46	1.17	0.93
Cash dividend declared per share	0.23	0.20	0.46	0.39

Balance Sheet Data (at period end)
Total loans			$2,577,960	$2,309,668
Allowance for loan losses			24,873	25,115
Total assets			3,323,840	3,126,762
Non-interest bearing deposits			715,974	696,085
Interest bearing deposits			1,824,487	1,782,461
Federal Home Loan Bank advances			48,821	50,433
Stockholders' equity			345,515	326,500
Total shares outstanding			22,746	22,662
Book value per share			15.19	14.41
Market value per share			38.15	38.90

Stock Yards Bancorp, Inc. Financial Information (unaudited)
Second Quarter 2018 Earnings Release

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Average Balance Sheet Data
Federal funds sold and interest bearing deposits	$36,985	$105,786	$53,991	$85,657
Mortgage loans held for sale	2,975	4,505	2,539	3,729
Securities available for sale	401,369	454,834	409,494	470,435
FHLB stock and other securities	8,925	6,376	8,310	6,361
Loans	2,540,537	2,280,122	2,495,868	2,286,795
Earning assets	2,973,704	2,830,211	2,952,638	2,834,328
Assets	3,132,494	2,994,209	3,111,807	2,996,567
Interest bearing deposits	1,846,730	1,812,290	1,869,864	1,829,339
Total deposits	2,548,372	2,496,256	2,555,738	2,501,538
Securities sold under agreement to repurchase
other short term borrowings	150,173	78,787	124,000	81,425
Federal Home Loan Bank advances	48,929	50,543	49,087	50,704
Interest bearing liabilities	2,045,832	1,941,620	2,042,951	1,961,468
Stockholders' equity	341,637	324,014	339,117	320,866

Performance Ratios
Annualized return on average assets	1.74%	1.42%	1.75%	1.44%
Annualized return on average equity	15.94%	13.12%	16.05%	13.45%
Net interest margin, fully tax equivalent	3.88%	3.60%	3.84%	3.62%
Non-interest income to total revenue, fully tax equivalent	28.45%	31.17%	28.46%	30.34%
Efficiency ratio, fully tax equivalent	55.07%	57.37%	54.98%	57.82%

Capital Ratios
Total stockholders' equity to total assets			10.40%	10.44%
Average stockholders' equity to average assets	10.91%	10.82%	10.90%	10.71%
Common equity tier 1 capital			12.18%	12.51%
Tier 1 risk-based capital			12.18%	12.51%
Total risk-based capital			13.06%	13.49%
Leverage			11.19%	10.88%

Loans by Type
Commercial and industrial			$855,015	$749,036
Construction and development			238,224	196,619
Real estate mortgage - commercial investment			622,777	547,196
Real estate mortgage - owner occupied commercial			420,999	408,558
Real estate mortgage - 1-4 family residential			277,735	255,939
Home equity - first lien			53,257	52,560
Home equity - junior lien			66,323	65,344
Consumer			43,630	34,416
Total loans			$2,577,960	$2,309,668

Asset Quality Data
Allowance for loan losses to total loans			0.96%	1.09%
Allowance for loan losses to average loans			1.00%	1.10%
Allowance for loan losses to non-performing loans			337.35%	411.25%
Nonaccrual loans			$6,422	$4,913
Troubled debt restructuring			817	963
Loans - 90 days past due & still accruing			134	231
Total non-performing loans			7,373	6,107
OREO and repossessed assets			360	3,185
Total non-performing assets			7,733	9,292
Non-performing loans to total loans			0.29%	0.26%
Non-performing assets to total assets			0.23%	0.30%
Net charge-offs to average loans (2)	0.02%	0.00%	0.08%	0.02%
Net charge-offs	$565	$(34)	$1,982	$392

Stock Yards Bancorp, Inc. Financial Information (unaudited)
Second Quarter 2018 Earnings Release

	Five Quarter Comparison
	6/30/18	3/31/18	12/31/17	9/30/17	6/30/17
Income Statement Data
Net interest income, fully tax equivalent (1)	$28,759	$27,402	$27,223	$26,372	$25,447
Net interest income	$28,674	$27,309	$27,029	$26,173	$25,245
Provision for loan losses	1,235	735	900	150	600
Net interest income after provision for loan losses	27,439	26,574	26,129	26,023	24,645
Wealth management and trust services	5,344	5,500	5,233	5,025	5,153
Deposit service charges	1,447	1,411	1,588	1,569	1,516
Debit and credit cards	1,689	1,508	1,567	1,492	1,514
Treasury management	1,113	1,047	1,110	1,083	1,082
Mortgage banking	746	576	841	781	897
Gain (loss) on securities available for sale	-	-	(263)	31	-
Net investment product sales commissions and fees	397	404	482	404	357
Bank owned life insurance	191	187	195	204	556
Other non-interest income	508	276	652	358	450
Total non-interest income	11,435	10,909	11,405	10,947	11,525
Compensation	11,703	10,970	10,732	10,614	10,566
Employee benefits	2,512	2,633	2,595	2,368	2,282
Net occupancy and equipment	1,811	1,818	1,767	1,937	1,782
Technology and communication	2,264	2,196	2,083	1,906	2,120
Marketing and business development	805	646	973	611	687
Postage, printing, and supplies	400	391	368	354	382
Legal and professional	504	493	751	571	642
FDIC insurance	238	242	244	242	244
Amortization/impairment of investment in tax credit partnerships	58	-	5,277	616	615
Capital and deposit based taxes	862	852	1,178	732	766
Other non-interest expenses	979	786	1,078	1,219	1,123
Total non-interest expense	22,136	21,027	27,046	21,170	21,209
Net income before income tax expense	16,738	16,456	10,488	15,800	14,961
Income tax expense	3,159	3,052	5,542	4,096	4,359
Net income	$13,579	$13,404	$4,946	$11,704	$10,602

Weighted average shares - basic	22,625	22,577	22,555	22,542	22,538
Weighted average shares - diluted	22,979	22,942	22,993	22,964	22,996

Net income per share, basic	$0.60	$0.59	$0.22	$0.52	$0.47
Net income per share, diluted	0.59	0.58	0.22	0.51	0.46
Cash dividend declared per share	0.23	0.23	0.21	0.20	0.20

Balance Sheet Data (at period end)
Cash and due from banks	$44,052	$41,622	$41,982	$47,700	$44,902
Federal funds sold and interest bearing deposits	10,948	15,254	97,266	81,378	80,223
Mortgage loans held for sale	2,053	4,239	2,964	5,459	3,055
Securities available for sale	574,570	598,081	574,524	571,522	576,291
FHLB stock and other securities	10,370	8,876	7,646	7,666	7,666
Total loans	2,577,960	2,512,388	2,409,570	2,335,120	2,309,668
Allowance for loan losses	24,873	24,203	24,885	24,948	25,115
Total assets	3,323,840	3,285,480	3,239,646	3,155,913	3,126,762
Non-interest bearing deposits	715,974	681,936	674,697	676,824	696,085
Interest bearing deposits	1,824,487	1,891,428	1,903,598	1,805,142	1,782,461
Securities sold under agreements to repurchase	58,808	67,892	70,473	71,863	65,024
Federal funds purchased and other short-term borrowings	286,460	215,233	161,352	161,961	161,463
Federal Home Loan Bank advances	48,821	49,140	49,458	50,110	50,433
Stockholders' equity	345,515	337,702	333,644	334,255	326,500
Total shares outstanding	22,746	22,730	22,679	22,669	22,662
Book value per share	15.19	14.86	14.71	14.75	14.41
Market value per share	38.15	35.10	37.70	38.00	38.90

Capital Ratios
Total stockholders' equity to total assets	10.40%	10.28%	10.30%	10.59%	10.44%
Average stockholders' equity to average assets	10.91%	10.89%	10.81%	10.93%	10.82%
Common equity tier 1 capital	12.18%	12.16%	12.57%	12.67%	12.51%
Tier 1 risk-based capital	12.18%	12.16%	12.57%	12.67%	12.51%
Total risk-based capital	13.06%	13.04%	13.52%	13.64%	13.49%
Leverage	11.19%	11.05%	10.70%	11.02%	10.88%

Stock Yards Bancorp, Inc. Financial Information (unaudited)
Second Quarter 2018 Earnings Release

	Five Quarter Comparison
	6/30/18	3/31/18	12/31/17	9/30/17	6/30/17
Average Balance Sheet Data
Average Federal funds sold and interest bearing deposits	$36,985	$71,186	$159,217	$120,927	$105,786
Average mortgage loans held for sale	2,975	2,098	3,213	3,515	4,505
Average investment securities	401,369	417,708	455,727	439,601	454,834
Average loans	2,540,537	2,450,703	2,352,310	2,308,806	2,280,122
Average earning assets	2,973,704	2,931,338	2,959,817	2,861,144	2,830,211
Average assets	3,132,494	3,090,891	3,128,765	3,027,088	2,994,209
Average interest bearing deposits	1,846,730	1,893,256	1,900,650	1,800,653	1,812,290
Average total deposits	2,548,372	2,563,184	2,594,225	2,498,468	2,496,256
Average securities sold under agreement to repurchase and other short term borrowings	150,173	97,535	97,474	101,341	78,787
Average Federal Home Loan Bank advances	48,929	49,247	49,583	50,221	50,543
Average interest bearing liabilities	2,045,832	2,040,038	2,047,707	1,952,216	1,941,620
Average stockholders' equity	341,637	336,570	338,368	330,864	324,014

Performance Ratios
Annualized return on average assets	1.74%	1.76%	0.63%	1.53%	1.42%
Annualized return on average equity	15.94%	16.15%	5.80%	14.03%	13.12%
Net interest margin, fully tax equivalent	3.88%	3.79%	3.65%	3.66%	3.60%
Non-interest income to total revenue, fully tax equivalent	28.45%	28.47%	29.53%	29.33%	31.17%
Efficiency ratio, fully tax equivalent	55.07%	54.89%	70.02%	56.73%	57.37%

Loans by Type
Commercial and industrial	$855,015	$843,478	$779,014	$750,728	$749,036
Construction and development	238,224	235,872	214,900	195,299	196,619
Real estate mortgage - commercial investment	622,777	590,942	594,902	576,810	547,196
Real estate mortgage - owner occupied commercial	420,999	407,733	398,685	397,804	408,558
Real estate mortgage - 1-4 family residential	277,735	272,900	262,110	261,707	255,939
Home equity - 1st lien	53,257	51,595	57,110	51,925	52,560
Home equity - junior lien	66,323	64,108	63,981	63,416	65,344
Consumer	43,630	45,760	38,868	37,431	34,416
Total loans	$2,577,960	$2,512,388	$2,409,570	$2,335,120	$2,309,668

Asset Quality Data
Allowance for loan losses to total loans	0.96%	0.96%	1.03%	1.07%	1.09%
Allowance for loan losses to average loans	0.99%	0.99%	1.07%	1.09%	1.11%
Allowance for loan losses to non-performing loans	337.35%	197.33%	337.10%	411.14%	411.25%
Nonaccrual loans	$6,422	$11,422	$6,511	$4,858	$4,913
Troubled debt restructuring	817	843	869	949	963
Loans - 90 days past due and still accruing	134	-	2	261	231
Total non-performing loans	7,373	12,265	7,382	6,068	6,107
OREO and repossessed assets	360	360	2,640	2,640	3,185
Total non-performing assets	7,733	12,625	10,022	8,708	9,292
Non-performing loans to total loans	0.29%	0.49%	0.31%	0.26%	0.26%
Non-performing assets to total assets	0.23%	0.38%	0.31%	0.28%	0.30%
Net charge-offs to average loans	0.02%	0.06%	0.04%	0.01%	0.00%
Net charge-offs (recoveries)	$565	$1,417	$963	$317	$(34)

Other Information
Total assets under management (in millions)	$2,852	$2,883	$2,809	$2,746	$2,643
Full-time equivalent employees	581	589	580	581	585

(1) - Interest income on a fully tax equivalent basis includes the additional amount of interest income that would have been earned if investments in certain tax-exempt interest earning assets had been made in assets subject to federal, state and local taxes yielding the same after-tax income.

(2) - Interim ratios not annualized

CONTACT:
Stock Yards Bancorp, Inc.
Nancy B. Davis, 502-625-9176
Executive Vice President and Chief Financial Officer